UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2008 (November 5, 2008)

MEDISCIENCE TECHNOLOGY CORP.
(Exact name of registrant as specified in its charter)

New Jersey	000-07405	22-1937826
(State or other jurisdiction	(Commission	(IRS Employer Identification No.)
of incorporation)	File Number)

1235 Folkstone Way Suite 134
Cherry Hill, New Jersey		08034
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 485-0362

N/A
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On November 5, 2008, Mediscience Technology Corp., a New Jersey corporation (“Mediscience”) entered into an agreement and plan of reorganization (the “Merger Agreement”) with SensiVida Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Mediscience (“Merger Sub”), and SensiVida Medical Systems, Inc., a Delaware corporation (“SensiVida”), pursuant to which Merger Sub will be merged into SensiVida (the “Merger”). After completion of the Merger, it is anticipated that SensiVida will be merged with and into Mediscience with the name of the surviving corporation being SensiVida Medical Technologies, Inc.

Under the Merger Agreement, Mediscience will issue 33,333,333 shares of its common stock, par value $.01 per share (the “Common Stock”) to the three stockholders of SensiVida as consideration for the Merger. All of the stockholders of SensiVida are accredited investors as such term is defined in Rule 501 of the Securities Act of 1933, as amended (the “Securities Act”) and the 33,333,333 shares of Mediscience Common Stock will be issued pursuant to the exemption from registration under Rule 506 of Regulation D of the Securities Act.

The Merger Agreement also provides that the board of directors of Mediscience (the “Board”), acting pursuant to the Board’s authority under Article III, Section 6 of Mediscience’s bylaws, shall expand the Board from five to seven members and nominate Kamal Sarbadhikari and Jose Mir to fill the vacancies resulting from these newly created directorships. Messrs. Sarbadhikari and Mir are two of the three stockholders of SensiVida and own 75,000 of the 88,000 issued and outstanding shares of capital stock of SensiVida.

In addition, the following closing conditions must be satisfied prior to completing the Merger:

1.	Mediscience must complete a merger of its wholly-owned subsidiary, BioScopix, Inc., a Delaware corporation, with and into Mediscience.

2.
Messrs. Sarbadhikari and Mir must enter into employment agreements with Mediscience, in the forms attached as Exhibit A to the Merger Agreement, to serve as the President and Chief Executive Officer and the Chief Technology Officer of Mediscience, respectively. Simultaneous with the completion of the Merger, Peter Katevatis will resign as Chief Executive Officer of Mediscience and will continue to serve as its Chairman of the Board and Treasurer.

3.
Other customary closing conditions relating to the delivery of financial statements, closing certificates as to representations and warranties, the termination of certain legacy agreements of SensiVida, and the delivery of any required consents or government approvals.

The Merger is expected to be completed by the end of Mediscience’s fiscal quarter ending November 30, 2008.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In furtherance of the Merger described under Item 1.01 of this Form 8-K, On November 5, 2008, Mediscience extended offers of employment to Kamal Sarbadhikari, as President and Chief Executive Officer, and Jose Mir, as Chief Technology Officer. In addition, Peter Katevatis, the current Chief Executive Officer of Mediscience, has agreed to resign as Chief Executive Officer upon the completion of the Merger and the execution of the employment agreement between Mr. Sarbadhikari and Mediscience.

Mr. Sarbadhikari’s employment agreement provides for a three year term, an annual base salary of $150,000, eligibility for an annual bonus and equity awards, and other customary benefits, including reimbursement for health and welfare benefits and business expenses. Mr. Mir’s employment agreement provides for a three year term, an annual base salary of $150,000, eligibility for an annual bonus and equity awards, and other customary benefits, including reimbursement for health and welfare benefits and business expenses. Under the terms of both employment agreements, Mediscience has agreed to reserve five percent (5%) of its authorized and unissued equity for equity compensation awards to officers, directors, employees, advisors, consultants and other personnel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 12, 2008	Mediscience Technology Corp.

	By:	/s/ Peter Katevatis
Peter Katevatis
Chief Executive Officer